Acknowledgement of the use of a report on unaudited interim financial information.

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Immobiliare Global Investments, Inc. as of September 30, 2011 and 2010 and for the three and nine month periods then ended, and have issued our report thereon dated December 19, 2011.  With respect to the Registration Statement No. 333-174261 on Form S-1/Amendment 5 of, Immobiliare Global Investments, Inc., we acknowledge our awareness of the use therein of said report. As indicated in such report, because we did not perform an audit, we expressed no opinion on that unaudited information.

On January 1 2012, the audit firm of Randall N. Drake CPA, PA changed its name to Drake & Klein CPAs. The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ Drake & Klein CPAs

Drake & Klein CPAs

f/k/a Randall N Drake CPA PA

Clearwater, Florida

January 23, 2012